Exhibit 10.1

Non-Employee Director Compensation Policy

Cash Compensation

Effective as of July 16, 2015, each non-employee member of the board of directors (the “Board”) of Rapid7, Inc. (the “Company”) will receive an annual cash retainer of $30,000. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $17,000, $12,000 and $7,500, respectively. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $7,500, $5,000 and $3,375, respectively. Such annual cash retainers shall be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters of service.

The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee of the Board; provided, that such non-employee director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

Each non-employee director who is first elected to the Board effective as of or following the effective date of this policy will receive an initial one-time grant of: (i) a non-qualified stock option having an aggregate grant date fair value of $200,000 determined based upon a black-scholes option pricing model in accordance with FASB ASC Topic 718 and having an exercise price equal to the fair market value of the Company’s common stock on such grant date and (ii) restricted stock units having an aggregate grant date fair market value of $200,000, each of which will vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

In addition, commencing on the next annual meeting of the Company’s stockholders, each continuing non-employee director as of the date of the annual meeting of the Company’s stockholders will receive an annual grant of: (i) a non-qualified stock option having an aggregate grant date fair value of $100,000 determined based upon a black-scholes option pricing model in accordance with FASB ASC Topic 718 and having an exercise price equal to the fair market value of the Company’s common stock on such grant date and (ii) restricted stock units having an aggregate grant date fair market value of $100,000, each of which will vest in full on the earlier of the first anniversary of such grant date or the date of the next annual stockholders’ meeting, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

All equity awards granted pursuant to this policy will be granted under and shall be subject to the Company’s 2015 Equity Incentive Plan, as amended or any successor equity incentive plan (the “Plan”) and the applicable award agreements thereunder, including the limitations on compensation payable to non-employee directors set forth therein. All equity awards granted pursuant to this policy will vest in full upon, but subject to the occurrence of, a Change in Control (as defined in the Plan).